                                   EXHIBIT 21

                     LIST OF SUBSIDIARIES OF THE REGISTRANT


                                            STATE OR
                                            JURISDICTION OF
NAME OF SUBSIDIARY                          INCORPORATION             D/B/A
------------------                          -------------             -----
Home Depot International, Inc.              Delaware

Home Depot U.S.A., Inc.                     Delaware                  The Home Depot

Maintenance Warehouse/America Corp.         Texas                     Maintenance Warehouse

National Blinds & Wallpaper, Inc.           Delaware                  National Blind & Wallpaper Factory

Certain subsidiaries were omitted pursuant to Item 601(21)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.